Exhibit 5.1

DAVIES WARD PHILLIPS & VINEBERG LLP
44th Floor 1 First Canadian Place Toronto Canada M5X 1B1	Tel 416 863 0900 Fax 416 863 0871 www.dwpv.com

June 27, 2008

Agnico-Eagle Mines Limited

145 King Street East

Suite 400
Toronto, ON  M5C 2Y7

Dear Sirs:

Agnico-Eagle Mines Limited: Employee Stock Option Plan and Incentive Share Purchase Plan

We are Canadian counsel for Agnico-Eagle Mines Limited, a corporation organized under the laws of the Province of Ontario (the “Corporation”).  As such, we are providing this opinion in connection with the filing of a registration statement (the “Registration Statement”) on Form S-8 to register with the United States Securities and Exchange Commission an aggregate of 8,500,000 common shares (the “Plan Shares”) reserved by the Corporation’s board of directors, 6,000,000 of which are reserved for issuance for purposes of the Corporation’s amended and restated employee stock option plan (the “ESOP”) and 2,500,000 of which are reserved for issuance for purposes of the Corporation’s amended and restated incentive share purchase plan (the “ISPP”, and together with the ESOP, the “Plans”).

We have reviewed and examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Corporation, such certificates of officers of the Corporation, public officials and others and such other documents as we have considered necessary or advisable as a basis for the opinion hereinafter expressed.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies or facsimiles.

We are qualified to practice law in the Province of Ontario.  We express no opinion as to the laws, or any matters governed by any laws, of any jurisdiction other than the laws of the Province of Ontario and the laws of Canada applicable therein in effect on the date hereof.

Based and relying upon and subject to the foregoing, we are of the opinion that the Plan Shares have been duly authorized for issuance pursuant to the Plans and, when issued from time to time in accordance with the applicable Plan, will be validly issued and outstanding as fully paid and non-assessable.

The opinions expressed herein is provided solely for your benefit in connection with the filing of the Registration Statement and may not be used or relied on by any other person or for any other purpose whatsoever.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm wherever it appears in the Registration Statement.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP